CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 2-85229) of Lehman Brothers Income Funds, and to the incorporation by reference of our reports dated May 16, 2007 for Neuberger Berman Government Money Fund (one of the series of Lehman Brothers Income Funds) and Government Master Series, a series of Institutional Liquidity Trust, included in the March 31, 2007 Annual Reports to Shareholders of Lehman Brothers Income Funds, respectively.


/s/ Ernst & Young LLP


Boston, Massachusetts
July 24, 2007